(Exhibit (p)(1))
                            BURNHAM INVESTORS TRUST

                          CODE OF ETHICS AND PROCEDURES

                        PURSUANT TO RULE 17J-1 UNDER THE

                         INVESTMENT COMPANY ACT OF 1940

         This Code of Ethics has been adopted on November __, 1999 by Burnham Investors Trust (the "Trust") in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended, (the "Act"). This Code of Ethics supersedes the code of ethics previously adopted by the Trust.

         The Board of Trustees understands that Burnham Asset Management Corporation ("Burnham Asset"), the investment adviser of the Trust, and Burnham Securities Inc. ("Burnham Securities"), the principal underwriter of the Trust, have each adopted a code of ethics containing similar provisions appropriately adopted for Burnham Asset and Burnham Securities.

         Rule 17j-1(a) makes it unlawful for any affiliated person of the Trust in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Trust:

         1.       To employ any device, scheme or artifice to defraud the Trust;

         2. To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

         4. To engage in any manipulative practice with respect to the Trust.

         Rule 17j-1(b) requires the Trust to adopt a written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in any act, practice or course of business prohibited by Rule 17j-1(a) and to use reasonable diligence and institute procedures reasonably necessary to prevent violations of such code.

         Accordingly, the Code of Ethics of the Trust is set forth below:
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         1.       DEFINITIONS.

                  (a) "Access person" means any trustee, officer or advisory person of the Trust or the Trust's investment adviser.

                  (b) "Advisory person" means (i) any employee of the Trust or investment adviser (or of any company in a control relationship to the Trust or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security held or to be acquired by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust or investment adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security held or to be acquired.

                  (c) "Business Day" shall refer to any day in which the New York Stock Exchange is open for business.

                  (d) "A security held or to be acquired" shall mean, any security which, within the most recent 15 days: (i) is or has been held by the Trust or (ii) is being or has been considered by the Trust or its investment adviser for purchase by the Trust; and any option to purchase or sell and any security convertible into or exchangeable for, a security.

                  (e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. For a further explanation of beneficial ownership, see Appendix A.

                  (f) "Control" shall have the same meaning as that set forth in
Section 2(a)(9) of the Act.

                  (g) "Disinterested trustee" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Act.

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                  (h) "Limited offering" means an offering that is exempt from registration under the Securities Act of 1933.

                  (i) "Purchase or sale of a security" includes, INTER ALIA, transactions in options to purchase or sell a security.

                  (j) "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, but shall not include shares of registered open-end investment companies, securities issued by the government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other money market instruments.

                  (k) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making a recommendation.

                  (l) An "unlawful action" is any of the following activities by any affiliated person of or principal underwriter for the Trust, or any affiliated person of an investment adviser of or principal underwriter for the Trust, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Trust:

                           (i)      to employ any device, scheme or artifice to
defraud the Trust;

                           (ii)     to make any untrue statement of a material
fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

                           (iii)    to engage in any act, practice or course of
business that operates or would operate as a fraud or deceit on the Trust; or

                           (iv)     to engage in any manipulative practice with
respect to the Trust.

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2. PROHIBITED PURCHASES AND SALES.

     No access person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

         (a)      is being considered for purchase or sale by the Trust; or

         (b)      is being purchased or sold by the Trust.

         2a.      INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS

         Each access person and advisory person must obtain approval from the Trust or the Trust's investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.

         2b.      BLACKOUT PERIODS

         Access persons and all advisory persons are prohibited from buying and selling a security held by or to be acquired for investment accounts in which they maintain a beneficial interest for one (1) Business Day prior to and one
(1) Business Day following trade activity of the Trust in such a security for the period of time in which it is restricted. The primary portfolio manager of each Fund is prohibited from buying or selling a security for his/her personal account or any other account in which there is a beneficial interest, for three
(3) Business Days before the Trust trades in that security. Access persons and advisory persons who purchase a security within two (2) to three (3) Business Days prior to the purchase of the same security by the Trust, will be required to hold the purchased security for a minimum period of three calendar months. Access persons and advisory persons who sell a security within two (2) to three
(3) Business Days prior to a sale of the same security by the Trust will be required to disgorge the proceeds received to the extent that the price received by the employee exceed that received by the Trust at time of sale.

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         2c.      DISINTERESTED TRUSTEES

         (a) No disinterested trustee shall engage in any buy or sell transaction in a security of any issuer identified at a formal meeting of the Board of Trustees of the Trust within two (2) Business Days after the adjournment of such meeting.

         (b) If a disinterested trustee gains knowledge of a Trust transaction, that trustee shall not knowingly engage in a transaction in that company's securities for a period of two (2) Business Days after the Trust's transaction.

         (c) If a recommendation for a transaction is made by a disinterested trustee to the Trust at any time, there shall be no transaction by that trustee within two (2) Business Days before and after making such recommendation.

         (d) Each disinterested trustee shall annually certify his or her compliance with the Code of Ethics.

          3.       EXEMPTED TRANSACTIONS.

         The prohibitions of Section 2 of this Code shall not apply to:

         (a) purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

         (b) purchases or sales of securities which are not eligible for purchase or sale by the Trust; (c) purchases or sales which are non-volitional on the part of either the access person or the Trust;

         (d) purchases which are part of an automatic dividend reinvestment plan;

         (e) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

         (f) purchases or sales which receive the prior approval of the compliance officer of Burnham Asset (the "Compliance Officer") or a member of the Trust's Investment Committee, because they are only remotely potentially harmful to the Trust, because they would be very

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         unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Trust.

         4.       REPORTING.

               (a) INITIAL HOLDINGS REPORT. No later than 10 days after a person becomes an access person, that person shall report to the Compliance Officer the following information; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control:

                  (i) the title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership when the person became an access person;

                  (ii) the name of any broker, dealer or bank with the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

                  (iii) the date that the report is submitted by the access person.

               (b) QUARTERLY TRANSACTION REPORTS. No later than 10 days after the end of a calendar quarter, each access person, except as described in Section 4(d) below, shall report to the Compliance Officer the following information with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control:

                  (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each security involved;

                  (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (iii)    the price at which the transaction was effected;
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                  (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and

                  (v)      the date the report was submitted.

An access person whose transactions in any security would be recorded by the Trust's investment adviser or principal underwriter pursuant to Rule 204-2(a)(12) under the Investment Advisers Act of 1940, as amended, need not provide quarterly transaction reports to the Compliance Officer.

         (c) ANNUAL HOLDINGS REPORTS. Annually, each access person must submit the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                  (i) the title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership;

                  (ii) the name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

                  (iii) the date that the report is submitted.

         (d) A disinterested trustee of the Trust need not make:

                  (i)      an initial holdings report under Section 4(a);

                  (ii)     an annual holdings report under Section 4(c); or

                  (iii) a quarterly transaction report under Section 4(b) unless the trustee at the time of that transaction knew or, in the ordinary course of fulfilling his official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or immediately following the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered by the Trust or its investment adviser for purchase or sale by the Trust.

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         (e) Any report filed under this Section 4 may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

         (f) With respect to those transactions executed through a broker, an access person may fulfill his reporting requirement by directing the broker(s) to transmit to the Compliance Officer, a duplicate of confirmations of such transactions. The duplicate confirmations should be addressed "Personal and Confidential."

         5.       DUTIES OF THE COMPLIANCE OFFICER.

         (a) The Compliance Officer shall identify each access person and notify each person who is an access person that such person is subject to this Code of Ethics, including the reporting requirements, and shall deliver a copy of this Code of Ethics to each such person.

         (b) The Compliance Officer shall review the reports submitted by each access person to determine whether there may have been any transactions proscribed by this Code of Ethics. In such event, the Compliance Officer shall submit such report to the Board of Trustees at its next meeting following receipt of the report by the Compliance Officer. The Compliance Officer shall have discretion not to submit a report to the Board of Trustees with respect to a transaction if he finds that by reason of the size of the transaction, the circumstances thereof or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced by the access person in connection with his or her holding or acquisition of the security or that no other material violation of this Code of Ethics has occurred. A written memorandum of any such finding shall be filed with any such reports submitted pursuant to this Code of Ethics.

         (c)      The Compliance Officer shall:

                  (i) preserve in an easily accessible place a copy of this Code of Ethics and any other code of ethics which at any time within the past five years has been in effect;

                  (ii) maintain in an easily accessible place a list of all access persons who are, or within the past five years have been, required to make reports;

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                  (iii) preserve for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of each report made by an access person and a copy of any written memoranda prepared by the Compliance Officer in connection therewith;

                  (iv) preserve in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs a record of any violation of this Code of Ethics and of any action taken as a result of such violation;

                  (v) preserve for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of (i) each report made to the Board of Trustees, including any written report describing any material violations of the Code or procedures or sanctions imposed in response to material violations and (ii) any documents certifying that the Trust, the investment adviser or principal underwriter, as applicable each had adopted procedures reasonably necessary to prevent access persons from violating the Code; and

                  (vi) maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by an access person or advisory person of securities under Section 2a, for at least five years after the end of the fiscal year in which the approval is granted.

         6.       CONFIDENTIAL STATUS OF THE TRUST'S PORTFOLIO.

                  (a) The current portfolio positions of the Trust and current portfolio transactions, programs and studies must be kept confidential.

                  (b) If information regarding the Trust's portfolio should become known to any access person, whether in the line of duty or otherwise, he or she should not reveal it to anyone unless it is properly part of his work to do so.

                  (c) No access person shall purchase or sell a security on behalf of the Trust or himself while in possession of material non-public information, nor shall any access person communicate material non-public information to another person.

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                  (d) When providing information or responding to inquiries
regarding the Trust's activities, access persons shall maintain the confidentiality of the foregoing and any other confidential information.

         7.       GIFTS.

         Investment personnel are prohibited from receiving any gift or other items of more than a DE MINIMIS value from any person or entity that does business with or on behalf of the Trust. Such items should not include the following: (a) unsolicited entertainment, (b) occasional business meals or promotional business items consistent with customary business practice.

         8.       SANCTIONS.

         Upon being informed of a violation of this Code of Ethics, the Board of Trustees may impose such sanctions as it deems appropriate, including, INTER ALIA, a letter of censure or suspension, termination of the employment of the violator, resignation of a disinterested trustee or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code of Ethics.

         9.       SERVICE AS A DIRECTOR.

         Access persons are prohibited from serving on the boards of directors of publicly traded companies absent prior authorization based upon a determination that the board service would be consistent with the interests of the Trust and its shareholders.

         10.      ANNUAL REVIEW OF CODE OF ETHICS.

         (a) The Board of Trustees of the Trust, including a majority of Trustees who are not interested persons, must approve the Code of Ethics of the Trust, the code of ethics of each investment adviser and principal underwriter of the Trust and any material changes to these codes. The Board must base its approval of a code and any material changes to the Code on the determination that the Code contains provisions reasonably necessary to prevent access persons from engaging in any Unlawful Actions. Before approving a code of the Trust, investment adviser or principal underwriter or any amendment to any of the codes, the Board of Trustees must receive a certification from the Trust, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent access persons from violating the investment adviser's or principal underwriter's code of ethics.

         The Trust's Board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Trust's Board must approve a material change to a code no later than six months after adoption of the material change.

         (b) Access persons are required to certify annually that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the code.


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                                   APPENDIX A

                             "BENEFICIAL OWNERSHIP"

         The only guidance as to what constitutes beneficial ownership is provided by rules and releases of the Securities and Exchange Commission ("SEC") and court cases, which generally speaking may be summarized as follows:

         (i) SECURITIES OWNED OF RECORD OR HELD IN YOUR NAME. Securities owned of record or held in your name are generally considered to be beneficially owned by you.

         (ii)     SECURITIES HELD IN THE NAME OF ANY OTHER PERSON.
Securities held in the name of any other person are deemed to be Securities held in the name of any other person are deemed to be beneficially owned by you if by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain therefrom benefits substantially equivalent to those of ownership, including the power to vote, or to direct the disposition of, such securities. Beneficial ownership includes securities held by others for your benefit (regardless of record ownership), e.g., securities held for you or members of your immediate family, defined below, by agents, custodians, brokers, trustees, executors or other administrators; securities owned by you, but which have not been transferred into your name on the books of the company; securities which you have pledged; securities owned by a partnership of which you are a member and securities owned by a corporation that should be regarded as your personal holding corporation. As a natural person, beneficial ownership is deemed to include securities held in the name or for the benefit of your immediate family, which includes your spouse, your minor children and step-children and your relatives or relatives of your spouse who are sharing your home or who are directors or officers of the company or its subsidiary, unless because of special and countervailing circumstances, you do not enjoy the benefits substantially equivalent to those of ownership. Benefits substantially equivalent to ownership include, for example, application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources,

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and the ability to exercise a controlling influence over the purchase, sale or voting of such securities. You are also deemed the beneficial owner of securities held in the name of some other person, even though you do not obtain benefits of ownership, if you can vest or revest title in yourself at once, or at some future time.

         (iii)    RIGHTS TO ACQUIRE SECURITIES WITHIN SIXTY DAYS.

In addition, the SEC has promulgated certain rules which provide that a person shall be deemed the beneficial owner of a security if he has the right to acquire beneficial ownership of such security at any time (within 60 days) including but not limited to any rights to acquire: (i) through the exercise of any option, warrant or right; (ii) through the conversion of a security; or
(iii) pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

         (iv) SECURITIES HELD IN TRUST. With respect to ownership of securities held in trust, beneficial ownership includes the ownership of securities as a trustee in instances where either you as trustee or a member of your "immediate family" have a vested interest in the income or corpus of the trust, the ownership by you of a vested beneficial interest in the trust and the ownership of securities as a settlor of a trust in which you as the settlor have the power to revoke the trust without obtaining the consent of the beneficiaries. Certain exemptions to these trust beneficial ownership rules exist, including an exemption for instances where beneficial ownership is imposed solely by reason of your being settlor or beneficiary of the securities held in trust and the ownership, acquisition and disposition of such securities by the trust is made without your prior approval as settlor or beneficiary. "Immediate family" of you as trustee means your son or daughter (including your legally adopted child) or any descendants of either, your step-son or step-daughter, your father or mother or any ancestor of either, your step-father or step-mother and your spouse.

         (v) SECURITIES HELD INDIRECTLY. The SEC has promulgated rules with respect to indirect beneficial ownership. To the extent that stockholders of a company use it as a personal trading or investment medium and the company has no other substantial business, stockholders are regarded as beneficial owners, to the extent of their respective interests, of the stock thus

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invested or traded in. A general partner in a partnership is considered to have indirect beneficial ownership in the interest in the partnership. Indirect beneficial ownership is not, however, considered to exist solely by reason of an indirect interest in portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935, any investment company registered under the Investment Company Act of 1940, a pension or retirement plan holding securities of an issuer whose employees generally are beneficiaries of the plan and a business trust with over 25 beneficiaries.

         (vi) OTHER CONSIDERATIONS. The final determination of beneficial ownership is a question to be determined in light of the facts of a particular case. Thus, while you may include security holdings of other members of your family, you may nonetheless disclaim beneficial ownership of such securities. Any questions regarding determinations of beneficial ownership for purposes of this Code and Rule 17j-1 should be submitted to the Compliance Officer.


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                                 FORM OF REPORT

                             BURNHAM INVESTORS TRUST

                           SECURITIES TRANSACTIONS FOR
                           THE CALENDAR QUARTER ENDED

                                                              (mo./day/year)

         During the calendar quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Trust's Code of Ethics.

                                                                      Broker/
                                                                      Dealer
                                                 Nature of            or Bank
                                       No. of       Transaction          Through
               Date of           Shares of       (Purchase,             Whom
Security      Transaction      Principal Amount  Sale, Other)   Price   Effected
--------------------------------------------------------------------------------
         This report (i) excludes transactions with respect to which I had no direct or indirect influence of control, (ii) other transactions not required to be reported, and (iii) is not an admission that I have or had any direct beneficial ownership in the securities listed above.

Date:                                Signature:
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